Exhibit 4.7

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description of the registrant’s securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to Consumers Energy Company’s Restated Articles of Incorporation, as amended (the “Company’s Articles”). Consumers Energy Company is referred to herein as the “Company”.
Description of Capital Stock
Authorized Shares
The authorized capital stock of the Company includes

•	23,500,000 shares of preferred stock,

◦	7,500,000 of which are of the par value of $100 per share and are of a class designated “Preferred Stock” and

◦	16,000,000 shares of which are of no par value and are of a class designated “Class A Preferred Stock”

•	40,000,000 shares are of the par value of $1 per share and are of a class designated “Preference Stock”; and

•	125,000,000 shares are of the par value of $10 per share and are of a

•	class designated “Common Stock”.
At January 10, 2020, Consumers Energy had 84,108,789 shares of Common Stock and 373,148 shares of a series of Preferred Stock, $100 par value per share, $4.50 Series (“$4.50 Preferred Stock”) issued and outstanding. All issued and outstanding shares of Common Stock are owned by the Company’s parent, CMS Energy Corporation.
$4.50 Preferred Stock
The $4.50 Preferred Stock is a series of Preferred Stock. As used herein, the term “Company Preferred Stock” means collectively the Preferred Stock and the Class A Preferred Stock. Other than the $4.50 Preferred Stock, there is no other Preferred Stock issued and outstanding and there are no shares of Class A Preferred Stock outstanding, but the rights and preferences of the $4.50 preferred Stock could be affected by any issuance of one or more series of Company Preferred Stock.

Certain rights and preferences of the shares of $4.50 Preferred Stock:

•	The rate of dividend is $4.50 per annum;

•	The price at which shares may be redeemed is $110 per share, plus accrued dividends to the date of redemption;

•	The amount payable in event of involuntary liquidation is $100 per share, plus accrued dividends;

•	The amount payable in event of voluntary liquidation is $105 per share, plus accrued dividends;

•	Shares are not, by their terms, convertible or exchangeable;

•	Shares are not, by their terms, entitled to the benefit of any sinking or purchase fund.
Dividend Rights
The holders of the Company Preferred Stock of each series are entitled to receive cumulative dividends, payable when and as declared by the board of directors of the Company (the “Board of Directors”), at the rates determined for the respective series thereof, before any dividends may be declared or paid upon or set apart for the Common Stock or any other stock of the Company not having preference over the Company Preferred Stock as to payment of dividends. Such dividends shall be cumulative so that if for any dividend period or periods dividends shall not have been paid or declared and set apart for payment upon all outstanding Company Preferred Stock at the rates determined for the respective series, the deficiency shall be fully paid, or declared and set apart for payment, before any dividends shall be declared or paid upon the Common Stock or any other stock of the Company not having preference over the Company Preferred Stock as to payment of dividends.  Dividends shall not be declared and set apart for payment, or paid, on the Company Preferred Stock of any one series, for any dividend period, unless dividends have been or are contemporaneously declared and set apart for payment or paid on all series of the Company Preferred Stock for all dividend periods terminating on the same or an earlier date.  As to all series of the Company Preferred Stock, the term “dividend period” shall mean any of the four calendar quarters in each year commencing, respectively, the first day of January, April, July and October.
Quarterly dividends will be payable on each share of the Company Preferred Stock at the rate per annum shown in the title thereof, on the first days of January, April, July and October in each year, cumulative from the date of issue.
Certain Limitations on Common Stock Dividends
When full cumulative dividends as aforesaid upon all series of the Company Preferred Stock then outstanding for all past dividend periods and for the current dividend periods shall have been paid or declared and set apart for payment, the Board of Directors may declare dividends on the Common Stock or any other stock over which the Company Preferred Stock has a preference as to payment of dividends, and no holders of any series of the Company Preferred Stock as such shall be entitled to share therein; provided, however, that no dividends (other than dividends paid in or presently thereafter repaid to the Company for or as a capital contribution with respect to stock over which the Company Preferred Stock has preference as to payment of dividends and as to assets) shall be paid or any other distribution of assets made, by purchase of shares or otherwise, on Common Stock or on any other stock over which the Company Preferred Stock has preference as to payment of dividends or as to assets except out of earned surplus of the Company available for distribution to stock over which the Company Preferred Stock has preference as to payment of dividends and as to assets, or if, at the time of declaration thereof or the making of such distribution there shall not remain to the credit of earned surplus account (after deducting therefrom the amount of such dividends and distribution), an amount at least equal to (i) $7.50 per share on all then outstanding shares of the Preferred Stock, (ii) in respect to the Class A Preferred Stock 7.5% of the aggregate amount established by the Board of Directors to be payable on the shares of each series thereof in the event of involuntary liquidation of the Company, and (iii) $7.50 per share on all then outstanding shares of all other stock over which the Company Preferred Stock does not have preference as to the payment of dividends and as to assets.
So long as any shares of the Company Preferred Stock are outstanding, the payment of dividends on the Common Stock (other than dividends payable in Common Stock) and the making of any distribution of assets to holders of Common Stock by purchase of shares or otherwise (each of such actions being herein embraced within the term "payment of Common Stock dividends") shall be subject to the following limitations (except as such payments may be approved or permitted by subsequent order of the Securities and Exchange Commission or any successor thereto or any other Federal governmental agency having the same or similar jurisdiction, or, in the event that the Company ceases to be subject to the jurisdiction of said Commission or of any successor thereto or of any such other Federal governmental agency, except as such payments may be permitted in accordance with a waiver of such limitations which shall have been approved by the affirmative vote in favor thereof of the holders of at least 66-2/3% of the shares of Preferred Stock and Class A Preferred Stock (voting as separate classes) at the time outstanding):

(a)
If and so long as the ratio of the aggregate of the par value of, or stated capital represented by, the outstanding shares of Common Stock (including premiums on the Common Stock but excluding premiums on the Company Preferred Stock) and of the surplus of the Company to the total capitalization and surplus of the Company at the end of a period of twelve consecutive calendar months within the fourteen calendar months immediately preceding the calendar month in which the proposed payment of Common Stock dividends is to be made (which period is hereinafter referred to as the "base period"), adjusted to reflect the proposed payment of Common Stock dividends (which ratio is hereinafter referred to as the "capitalization ratio"), is less than 20%, the payment of Common Stock dividends, including the proposed payment, during the twelve calendar months period ending with and including the calendar month in which the proposed payment is to be made shall not exceed 50% of the net income of the Company available for the payment of dividends on the Common Stock during the base period;

(b)
If and so long as the capitalization ratio is 20% or more but less than 25%, the payment of Common Stock dividends, including the proposed payment, during the twelve calendar months period ending with and including the calendar month in which the proposed payment is to be made shall not exceed 75% of the net income of the Company available for the payment of dividends on the Common Stock during the base period;

(c)	Except to the extent permitted under paragraphs (a) and (b) above, the Company shall not make any payment of Common Stock dividends which would reduce the capitalization ratio to less than 25%.
As used in this section “Certain Limitations on Common Stock Dividends,” the terms “net income of the Company available for the payment of dividends on the Common Stock”, “total capitalization” and “surplus” have the meanings assigned thereto in the Company’s Articles.
Liquidation
Upon any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of the Company Preferred Stock of each series, without any preference of the shares of any series of the Company Preferred Stock over the shares of any other series of the Company Preferred Stock, shall be entitled to receive out of the assets of the Company, whether capital, surplus or other, before any distribution of the assets to be distributed shall be made to the holders of Common Stock or of any other stock not having preference as to assets over the Company Preferred Stock, the amount determined to be payable on the shares of such series in the event of voluntary or involuntary liquidation, as the case may be. In case the assets shall not be sufficient to pay in full the amounts determined to be payable on all the shares of the Company Preferred Stock in the event of voluntary or involuntary liquidation, as the case may be, then the assets available for such payment shall be distributed to the extent available as follows: first, to the payment, pro rata, of $100 per share on each share of Preferred Stock outstanding irrespective of series and the amount established by the Board of Directors to be payable on each outstanding share of each series of Class A Preferred Stock in the event of involuntary liquidation; second, to the payment of the accrued dividends on such shares, such payment to be made pro rata in accordance with the amount of accrued dividends on each such share; and, third, to the payment of any amounts in excess of $100 per share of the Preferred Stock outstanding and the difference between the amount established by the Board of Directors to be payable on the outstanding shares of each series of Class A Preferred Stock in the event of voluntary liquidation and the amount similarly determined to be payable on such shares in the event of involuntary liquidation, plus accrued dividends which shall have been determined to be payable on the shares of any series in the event of voluntary or involuntary liquidation, as the case may be, such payment also to be made pro rata in accordance with the amounts, if any, so payable on each such share. After payment to the holders of the Company Preferred Stock of the full preferential amounts hereinbefore provided for, the holders of the Company Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company, either upon any distribution of such assets or upon dissolution, liquidation or winding up, and the remaining assets to be distributed, if any, upon a distribution of such assets or upon dissolution, liquidation or winding up, may be distributed among the holders of the Common Stock or of any other stock over which the Company Preferred Stock has preference as to assets. Without limiting the right of the Company to distribute its assets or to dissolve, liquidate or wind up in connection with any sale, merger, or consolidation, the sale of all the property of the Company to, or the merger or consolidation of the Company into or with any other corporation shall not be deemed to be a distribution of assets or a dissolution, liquidation or winding up for the purposes of this paragraph.
At the option of the Board of Directors, the Company may redeem any series of the Company Preferred Stock determined to be redeemable, or any part of any series, at any time at the redemption price determined for such series; provided, however, that not less than thirty nor more than sixty days previous to the date fixed for redemption a notice of the time and place thereof shall be given to the holders of record of the Company Preferred Stock so to be redeemed, by mail or publication, in such manner as may be prescribed by the By-laws of the Company or by resolution of the Board of Directors; and, provided, further, that in every case of redemption of less than all of the outstanding shares of any one series of the Company Preferred Stock, the shares of such series to be redeemed shall be chosen by lot in such manner as may be prescribed by resolution of the Board of Directors. At any time after notice of redemption has been given in the manner prescribed by the By-laws of the Company or by resolution of the Board of Directors to the holders of stock so to be redeemed, the Company may deposit, or may cause its nominee to deposit, the aggregate redemption price with some bank or trust company named in such notice, payable on the date fixed for redemption as aforesaid and in the amounts aforesaid to the respective orders of the holders of the shares so to be redeemed, on endorsement to the Company or its nominee, or otherwise, as may be required, and upon surrender of the certificates for such shares. Upon the deposit of said money as aforesaid, or, if no such deposit is made, upon said redemption date (unless the Company defaults in making payment of the redemption price as set forth in such notice), such holders shall cease to be shareholders with respect to said shares, and from and after the making of said deposit, or, if no such deposit is made, after the redemption date (the Company not having defaulted in making payment of the redemption price as set forth in such notice), the said holders shall have no interest in or claim against the Company, or its nominee, with respect to said shares, but shall be entitled only to receive said moneys on the date fixed for redemption as aforesaid from said bank or trust company, or if no such deposit is made, from the Company, without interest thereon, upon endorsement, if required, and surrender of the certificates as aforesaid. If such deposit shall be made by a nominee of the Company as aforesaid, such nominee shall upon such deposit become the owner of the shares with respect to which such deposit was made and certificates of stock may be issued to such nominee in evidence of such ownership. In case the holder of any such Company Preferred Stock shall not, within six years after said deposit, claim the amount deposited as above stated for the redemption thereof, the Depositary shall upon demand pay over to the Company such amounts so deposited and the Depositary shall thereupon be relieved from all responsibility to the holder thereof. Nothing herein contained shall limit any legal right of the Company to purchase any shares of the Company Preferred Stock.

So long as any shares of the Preferred Stock are outstanding, the Company shall not, without the affirmative vote in favor thereof of the holders of at least 66-2/3% of the shares of the Preferred Stock (voting together as a single class) at the time outstanding, adopt an amendment to the Company Articles if such amendment would either (i) authorize or create any class of stock preferred as to dividends or assets over the Preferred Stock or (ii) change any of the rights and preferences of the then outstanding Preferred Stock; provided, however, that nothing in this paragraph contained shall authorize the adoption of any amendment of the Company Articles by the vote of the holders of a less number of shares of the Preferred Stock, or of any other class of stock, or of all classes of stock, than is required for such amendment by the laws of the State of Michigan at the time applicable thereto.
So long as any shares of the Company Preferred Stock are outstanding, the Company shall not, without the affirmative vote in favor thereof of the holders of at least 66-2/3% of the shares of the Preferred Stock and Class A Preferred Stock (voting as separate classes) at the time outstanding,
(a) issue, sell or otherwise dispose of any shares of the Company Preferred Stock or issue, sell or otherwise dispose of any stock over which the Company Preferred Stock does not have preference as to the payment of dividends and as to assets, unless, in any such case, (i) the net income of the Company available for the payment of dividends for a period of twelve consecutive calendar months within the fifteen calendar months immediately preceding the issuance, sale or disposition of such stock (including, in any case in which such stock is to be issued, sold or otherwise disposed of in connection with the acquisition of new property, the net income of the property to be so acquired, computed on the same basis as the net income of the Company available for the payment of dividends) is at least equal to two times the annual dividend requirements on all outstanding shares of the Company Preferred Stock and of all stock over which the Company Preferred Stock does not have preference as to the payment of dividends and as to assets, including the shares proposed to be issued, and (ii) the gross income of the Company available for the payment of interest for a period of twelve consecutive calendar months within the fifteen calendar months immediately preceding the issuance, sale or disposition of such stock (including, in any case in which such stock is to be issued, sold or otherwise disposed of in connection with the acquisition of new property, the gross income of the property to be so acquired, computed on the same basis as the gross income of the Company available for the payment of interest) is at least equal to one and one-half times the aggregate of the annual interest requirements (adjusted by provision for amortization of debt discount and expense or of premium on debt, as the case may be) on all outstanding indebtedness of the Company and the annual dividend requirements (adjusted by provision for amortization of the Company Preferred Stock premium and expense) on all outstanding shares of the Company Preferred Stock and of all stock over which the Company Preferred Stock does not have preference as to the payment of dividends and as to assets, including the shares proposed to be issued; or (b) issue, sell or otherwise dispose of any shares of the Company Preferred Stock or issue, sell or otherwise dispose of any stock over which the Company Preferred Stock does not have preference as to the payment of dividends and as to assets, unless, in any such case, the aggregate of the par value of, or stated capital represented by, the outstanding shares of Common Stock and of the surplus of the Company (paid-in, earned and other, if any) shall be not less than the aggregate amount payable in the event of involuntary liquidation upon all outstanding shares of the Company Preferred Stock and of all stock over which the Company Preferred Stock does not have preference as to the payment of dividends and as to assets, including the shares proposed to be issued, provided that no portion of the surplus of the Company utilized to satisfy the foregoing requirement shall be available for dividends or other distributions of assets, by purchase of shares or otherwise, on Common Stock or on any other stock over which the Company Preferred Stock has preference as to the payment of dividends and as to assets until shares of the Company Preferred Stock or of stock over which the Company Preferred Stock does not have preference as to the payment of dividends and as to assets are retired and then only to the extent of the amount payable in the event of involuntary liquidation upon such shares or until and then only to the extent that the par value of, or stated capital represented by, the outstanding shares of Common Stock shall have been increased.
As used in this section “Liquidation,” the terms “net income of the Company available for the payment of dividends on the Common Stock”, “gross income of the Company available for the payment of interest” and “accrued dividends” have the meanings assigned thereto in the Company’s Articles.
Voting
At all meetings of the shareholders of the Company, the holders of the Preferred Stock and the holders of Common Stock shall be entitled on all questions to one vote for each share of stock held by them respectively, regardless of class.
Whenever and as often as four quarterly dividends payable on the Company Preferred Stock of any series shall be in default, in whole or in part, the holders of the Company Preferred Stock of all series shall have the exclusive right, voting separately and as a single class, to vote for and to elect the smallest number of directors which shall constitute a majority of the then authorized number of directors of the Company, and, in all matters other than the election of directors, each holder of one or more shares of the Company Preferred Stock shall be entitled to one vote for each such share of stock held. In the event of defaults entitling the holders of Company Preferred Stock to elect a majority of the directors as aforesaid, the holders of the Common Stock shall, subject to the prior rights of the holders of the Preference Stock, have the exclusive right, voting separately and as a class, to vote for and to elect the greatest number of directors which shall constitute a minority of the then authorized number of directors of the Company, and, in all matters other than the election of directors, each holder of Common Stock shall be entitled to one vote for each such share of stock held. The right of the holders of the Company Preferred Stock to elect a majority of the directors, however, shall cease when all defaults in the payment of dividends on their stock shall have been cured, and such dividends shall be declared and paid out of any funds legally available therefor as soon as, in the judgment of the Board of Directors, is reasonably practicable. The terms of office of all persons who may be directors of the Company at the time when the right to elect a majority of the directors shall accrue to the holders of the Company Preferred Stock, as herein provided, shall terminate upon the election of their successors at a meeting of the shareholders of the Company then entitled to vote. Such election shall be held at the next annual meeting of shareholders or may be held at a special meeting of shareholders, which shall be held upon notice as provided in the By-laws of the Company for a special meeting of the shareholders, at the request in writing of the holders of not less than 1,000 shares of the then outstanding Company Preferred Stock entitled to vote addressed to the Secretary of the Company at its principal business office. Any vacancy in the Board of Directors occurring during any period that the Company Preferred Stock shall have elected representatives on the Board shall be filled by a majority vote of the remaining directors (or the one director) representing the class of stock theretofore represented by the director causing the vacancy. Upon the termination of such exclusive right of the holders of the Company Preferred Stock to elect a majority of the directors of the Company, the terms of office of all the directors of the Company shall terminate upon the election of their successors at a meeting of the shareholders of the Company then entitled to vote. Such election shall be held at the next annual meeting of shareholders or may be held at a special meeting of shareholders, which shall be held upon notice as provided in the By-laws of the Company for a special meeting of the shareholders, at the request in writing of the holders of not less than 1,000 shares of the then outstanding Common Stock addressed to the Secretary of the Company at its principal business office.
At all meetings of the shareholders held for the purpose of electing directors during such times as the holders of the Company Preferred Stock shall have the exclusive right to elect a majority of the directors of the Company, the presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock shall be required to constitute a quorum of such class for the election of directors, and the presence in person or by proxy of the holders of a majority of the outstanding shares of the Company Preferred Stock shall be required to constitute a quorum of such class for the election of directors; provided, however, that the absence of a quorum of the holders of stock of either class shall not prevent the election at any such meeting, or adjournment thereof, of directors by the other class if the necessary quorum of the holders of stock of such class is present in person or by proxy at such meeting; and provided, further, that, in the absence of a quorum of the holders of stock of either class, a majority of those holders of such stock who are present in person or by proxy shall have the power to adjourn the election of those directors to be elected by that class from time to time without notice, other than announcement at the meeting, until the requisite amount of holders of stock of such class shall be present in person or by proxy.
At all elections of directors, shareholders will be entitled to as many votes as shall equal the number of their shares of stock multiplied by the number of directors to be elected for whom such shareholders may vote, and they may cast all of such votes for a single director or may distribute them among the number to be voted for, or any two or more of them, as they may see fit.
Pre-Emptive Rights
The holders of shares of Preferred Stock, Class A Preferred Stock, or of Common Stock shall have no pre-emptive rights to subscribe for or purchase any additional issues of shares of the capital stock of the Company of any class now or hereafter authorized or any bonds, debentures, or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

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